EXECUTIVE TRANSITION AGREEMENT
This Executive Transition Agreement (“Agreement”) is made and entered into, effective as of April 25, 2022, by and between Mark Kalvoda (“Executive”) and Titan Machinery Inc. (the “Company”), hereinafter collectively referred to as the “Parties.”
RECITALS
A.WHEREAS, the Company and Executive are parties to an Amended and Restated Executive Employment Agreement, dated September 4, 2015, as amended by the Amendment to Amended and Restated Executive Employment Agreement, dated September 1, 2016 (the “Employment Agreement”);
B.WHEREAS, Executive has provided the Company with notice of his resignation from the Company for reasons other than Good Reason (as defined in the Employment Agreement); and
C.WHEREAS, the Company wishes to maintain the Executive’s employment with the Company pursuant to the Employment Agreement and this Agreement to facilitate the orderly transition of the Executive’s duties.
NOW, THEREFORE, in consideration of the Recitals and the mutual promise and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. DUTIES AND RESPONSIBILITIES
1.1.Resignation. Executive understands and agrees that Executive’s employment with the Company will terminate on January 15, 2023 (the “Resignation Effective Date”) unless terminated sooner. After the Resignation Effective Date (or any earlier termination date), Executive will not represent to others that he is an employee, officer, agent, or representative of Company or any of its affiliates for any purpose.
1.2.Transition Period. During the period between the date of this Agreement and the Resignation Effective Date (or any earlier termination date) (the “Transition Period”), Executive will remain in his role as the Company’s Chief Financial Officer until the earlier of (a) such time as the Company hires a new Chief Financial Officer or appoints an Interim Chief Financial Officer, and the new Chief Financial Officer or Interim Chief Financial Officer assumes that role, or (b) the expiration of the Transition Period. Should the Company hire a new Chief Financial Officer or appoint an Interim Chief Financial Officer, in either case, who then assumes the role of Chief Financial Officer, prior to the expiration of the Transition Period, Executive’s day-to-day responsibilities as Chief Financial Officer with the Company will immediately cease, and Executive will perform such duties assigned to him by the Company’s Chief Executive Officer, including providing assistance with the onboarding of the new Chief Financial Officer or Interim Chief Financial Officer.
1.3.Continuing Availability. Following the expiration of the Transition Period, in addition to his obligations under Section 4.4 of this Agreement, Executive will make himself available to answer questions from time-to-time, as may be reasonably requested by the Company for a period of 12 months.
1.4.Effect of Other Employment or Service. If Executive becomes employed or engaged by another employer or service recipient during the twenty-four (24) month period following the expiration of the Transition Period, Executive agrees to provide written notification to the Company as to the name and address of any new employer or service recipient, the position that Executive expects to hold, and a general description of Executive’s duties and responsibilities, at least three (3) business days prior to starting such employment or service. Executive further agrees to notify any such employer or service recipient of his obligations under Sections 14, 15 and 16 of the Employment Agreement, and Executive consents to Company notifying any such employer or service recipient of Executive’s obligations under Sections 14, 15 and 16 of the Employment Agreement.
2. COMPENSATION
1.1.Base Salary. From the date of this Agreement until May 31, 2022, Executive will continue to receive his annualized base salary that is in effect on the date of this Agreement. From June 1, 2022 through the expiration of the Transition Period, Executive’s annualized base salary will be increased to $500,000.
1.2.Incentive Bonus. Subject to Section 2.7, if Executive remains employed in good standing with the Company through the Resignation Effective Date, or if the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason (in each case, as defined in the Employment Agreement, as modified by Section 4.2 of this Agreement) before the Resignation Effective Date, Executive will remain eligible to receive a prorated incentive bonus in accordance with Section 6 of the Employment Agreement for the Company’s fiscal year ending January 31, 2023. The prorated incentive bonus will equal 96.15% of the incentive bonus that would otherwise have been payable to Executive had he remained continuously employed by the Company through January 31, 2023.
2.3     Future Long-Term Equity Incentive Awards. Executive will not be entitled to receive a long-term equity incentive award during the Transition Period in accordance with Section 7 of the Employment Agreement (restricted stock granted to employees on June 1, 2022). If for any reason Executive and Company agree to a continuation of Executive’s employment on a full-time basis beyond the Transition Period, then at that time Executive will receive a grant of restricted stock equal to the number of shares of restricted stock that would have been granted to Executive on June 1, 2022 under Section 7 of the Employment Agreement, with said restricted shares subject to the normal vesting schedule (i.e., 25% on each of April 1, 2023, April 1, 2024, April 1, 2025, and April 1, 2026).
1.4.Existing Long-Term Incentive Awards. Subject to Section 2.7, if Executive remains employed in good standing with the Company through the Resignation Effective Date, or if the Company terminates Executive’s employment without Cause or Executive resigns from the Company for Good Reason (in each case, as defined in the Employment Agreement, as modified by Section 4.2 of this Agreement) before the Resignation Effective Date, the Executive will become immediately vested in any long-term equity incentive awards that are outstanding on the date of this Agreement and that have not previously become vested or forfeited. Executive shall be entitled to “net settle” any vested shares for tax purposes.
1.5.COBRA. To the extent provided by the federal COBRA law and by the Company’s current group health plan, Executive may be eligible to continue group health insurance benefits at his own expense after the expiration of the Transition Period. The Company will provide Executive with separate written notice of his rights and obligations under COBRA.
1.6.No Additional Compensation. Executive acknowledges and agrees that, except as expressly provided in this Agreement, Executive will not receive nor is he entitled to any additional compensation, severance or benefits for any services provided to the Company before, during or after the Transition Period with the exception of any employer match of the employee’s contribution to the 401(k) plan as applicable.
1.7.Conditions. Executive’s entitlement to the payments and benefits described in Section 2.2 and Section 2.4 of this Agreement is expressly conditioned upon (a) Executive’s compliance at all times with the terms and conditions of this Agreement and the Employment Agreement, and (b) Executive signing and not revoking a separation agreement and release of known and unknown claims provided by the Company, provided that the separation agreement and release becomes effective by the deadline specified by the Company.

1.8.Clawback. In addition to any recovery or clawback pursuant to Section 21 of the Employment Agreement, if Executive violates Sections 14, 15 or 16 of the Employment Agreement, he will be required to return to the Company the compensation described in Section 2.2 and Section 2.4 of this Agreement (or the proceeds of any sale thereof) within ten (10) business days following written demand from the Company. The Company’s right to demand the return of amounts pursuant to this Section 2.8 will be in addition to, and not lieu of, any remedies the Company may seek in accordance with Section 19 of the Employment Agreement.
3. RETURN OF COMPANY PROPERTY; NON-DISPARAGEMENT
1.1.Return of Company Property. On or before the expiration of the Transition Period, or any time upon the Company’s request, Executive will return all Company property, including keys, credit cards, security access cards, codes, personal computers, cell phones, devices, memoranda, data, records, notes and other information in Executive’s possession or under Executive’s control in any form.
1.2.Non Disparagement. Except as provided in Section 4.6 of this Agreement, Executive agrees that he will not make or publish, to any person or entity, any statement, whether oral, written or implied, that directly or indirectly disparages, denigrates, defames, or ridicules the Company or its affiliates or the products, services, vendors, customers, or prospective customers of the Company or its affiliates. Nor will Executive make or publish, to any person or entity, any negative statement concerning Executive’s employment with the Company or the termination of such employment. Nothing in this Section 3.2 will restrict Executive from providing truthful information to a court or government agency to the extent Executive has a protected right to do so, or as otherwise required by law.
4. GENERAL PROVISIONS
1.1.No Admissions. The Agreement should not be construed as an admission or a statement of any party hereto that such party has acted wrongfully or unlawfully. Each Party expressly denies any wrongful or unlawful action.
1.2.Effect of this Agreement. This Agreement will serve as an amendment to the Employment Agreement and will amend and supersede the Employment Agreement solely to the extent this Agreement and the Employment Agreement are inconsistent. Accordingly, this Agreement and the Employment Agreement are intended to be read as single agreement. For the avoidance of doubt, Executive expressly acknowledges, agrees to and reaffirms his obligations under Sections 14, 15, and 16 of the Employment Agreement. Executive further acknowledges and agrees that:
(a)The Company’s hiring of a new Chief Financial Officer or appointment of an Interim Chief Financial Officer, and thereafter the assignment of duties to Executive that are inconsistent with the status of Chief Financial Officer, will not constitute “Good Reason” under the Employment Agreement; and
(b)Following the date of this Agreement, Executive will not be eligible for severance benefits under Section 12 of the Employment Agreement.
1.3.Entire Agreement; Amendment. This Agreement and the Employment Agreement constitute the entire agreement between the Parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the Parties.
1.4.Cooperation. Executive agrees that certain matters in which he has been involved with during his employment with the Company may need his cooperation with the Company in the future. Accordingly, after the expiration of the Transition Period, to the extent reasonably requested by the Company, Executive shall cooperate with the Company regarding matters arising out of or related to Executive’s service to the Company. The Company shall reimburse Executive for reasonable expenses incurred in connection with this cooperation, subject to the Company’s consent prior to the time the expenses are incurred.
1.5.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
1.6.Protected Rights. Nothing in this Agreement or the Employment Agreement limits Executive’s right, protected under law, to file a charge or communicate with or otherwise participate in any investigation or proceeding conducted by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency charged with enforcement of any law, or complying with the lawful process of any governmental body to the extent Executive has a protected right to do so.
Additionally, notwithstanding any other provision of this Agreement or the Employment Agreement, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company's trade secrets to his attorney and use the trade secret information in the court proceeding if Executive: (x) files any document containing trade secrets under seal; and (y) does not disclose trade secrets, except pursuant to court order.

IN WITNESS WHEREOF, the parties have executed this Executive Transition Agreement as of the date first set forth above.
                        TITAN MACHINERY INC.

                            /s/ David J Meyer
                    David J. Meyer, CEO

                        EXECUTIVE
                            /s/ Mark Kalvoda
                        Mark Kalvoda
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